Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF PENN MILLERS HOLDING CORPORATION
FIRST. The name of the Corporation is Penn Millers Holding Corporation.
SECOND. The location and post office address of the registered office of the Corporation in this Commonwealth is 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773-0016.
THIRD. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (“PABCL”). The purpose of the Corporation is, and it shall have unlimited power, to engage in and to perform any lawful act concerning, any and all lawful business for which company may be incorporated under the PABCL.
FOURTH. The term of the Corporation’s existence is perpetual.
FIFTH. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is One Hundred (100) common shares, having a par value of $0.01 per share. Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation.
SIXTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted.
EIGHTH. Provisions of the Bylaws of the Corporation relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.
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IN TESTIMONY WHEREOF, a duly authorized officer of the company has signed these amended and restated Articles of Incorporation this 30th day of November, 2011.

/s/ Douglas A. Gaudet
Douglas A. Gaudet, President